Sonic Foundry Special Committee Announces Receipt of Stock Purchase Offer

MADISON, Wis.-- April 9, 2020 -- Sonic Foundry, Inc. (the "Company") (OTC Pink Sheets: SOFO) announced today that its Special Committee of Independent and Disinterested Directors (the “Special Committee”) has received an offer from Mr. Mark Burish to purchase all outstanding shares of the Company’s common stock not presently held by Mr. Burish at $5.00 per share. As previously announced, the Company formed the Special Committee to consider strategic alternatives.

Mr. Burish has served as Chairman of the Board of Directors of Sonic Foundry since October 2011. The offer is not dependent upon a financing contingency, however, it is subject to customary terms and conditions, agreement on final definitive documents, and approval of the Special Committee, as well as the holders of a majority of shares not held by Mr. Burish or his affiliates.

"We are conducting a thorough and independent process to seek to maximize shareholder value and will carefully consider this offer from Mr. Burish," said David Slayton and Nelson Murphy, members of the Special Committee.

Sonic Foundry previously announced its Special Committee retained Silverwood Partners, LLC, a Boston-based investment banking firm specializing in digital media technology, to evaluate strategic alternatives for Sonic Foundry and its Mediasite video streaming and video management solutions business.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com